Exhibit 99.1
Okta Names Anthony Bates to Board of Directors
SAN FRANCISCO – June 24, 2024 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced that Anthony Bates, Chairman and Chief Executive Officer of Genesys Cloud Services, Inc., has been appointed to the company’s board of directors, effective June 21, 2024.
“Tony’s passion for technology, extensive experience working alongside CEOs, and ability to drive growth in global markets will be invaluable as we continue to build on our market leadership,” said Todd McKinnon, Okta’s CEO and co-founder. “We’re looking forward to Tony joining Okta’s board of directors and sharing his expertise with the company.”
“Identity security is a critical issue that has become increasingly top of mind for organizations. Identity is no longer just at the forefront of organizations’ customer and workforce experiences, it’s now a critical security consideration for all organizations in today’s digital-first world. I am looking forward to working with Okta to advance its global business strategy to lead the industry against identity based attacks," said Bates.
About Anthony Bates
Mr. Bates serves as Chairman and Chief Executive Officer at Genesys Cloud Services, Inc., where he has worked as CEO since 2019 and Chairman since 2021.
Mr. Bates previously served as Vice Chairman of the board of Social Capital Hedosophia Holdings Corp. (“Social Capital”), a special purpose acquisition company, from 2017 to 2019. From May 2017 through June 2018, Mr. Bates held the position of Chief Executive Officer of Growth at Social Capital. From June 2014 until December 2016, Mr. Bates served as President of GoPro, Inc., a maker of video and photo capture devices. From June 2013 until March 2014, Mr. Bates was the Executive Vice President, Business Development and Evangelism of Microsoft Corporation, a software company. Mr. Bates was the Chief Executive Officer of Skype Inc., a provider of software applications and related Internet communications products, from October 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as the President of Microsoft’s Skype Division until June 2013. From 1996 to October 2010, Mr. Bates served in various roles at Cisco Systems, Inc., a networking equipment provider, most recently as Senior Vice President and General Manager of Enterprise, Commercial and Small Business.
About Okta
Okta is the World’s Identity Company. As the leading independent Identity partner, we free everyone to safely use any technology—anywhere, on any device or app. The most trusted brands trust Okta to enable secure access, authentication, and automation. With flexibility and neutrality at the core of our Okta Workforce Identity and Customer Identity Clouds, business leaders and developers can focus on innovation and accelerate digital transformation, thanks to customizable solutions and more than 7,000 pre-built integrations. We’re building a world where Identity belongs to you. Learn more at okta.com.
Investor Contact:
Dave Gennarelli
investor@okta.com
Media Contact:
Kyrk Storer
press@okta.com